Exhibit 99.1
The Clorox Company Press Release
Clorox Reports Strong Sales and EPS Growth in Q3; Updates Fiscal Year 2007 Outlook
OAKLAND, Calif., May 2, 2007 – The Clorox Company (NYSE: CLX) today announced that substantial sales growth and higher gross margin contributed to strong earnings results for the company’s fiscal third quarter, which ended March 31, 2007.
“I’m delighted with our third-quarter results,” said Chairman and CEO Don Knauss. “We had strong sales and volume growth in all three of our business segments. We increased gross margin and delivered strong EPS growth, which exceeded our expectations for the quarter.”
Third-quarter highlights
Clorox reported third-quarter net earnings of $129 million, or 84 cents per diluted share. This compares with $110 million in the year-ago quarter, or 72 cents per diluted share, for an increase of 12 cents per diluted share, or 17 percent. Diluted EPS results in the current quarter included 4 cents diluted EPS, or $10 million on a pretax basis, of incremental costs from transition and restructuring associated with the previously announced IT services agreement. The company recorded $5 million of these costs as administrative expense and $5 million as restructuring charges.
Third-quarter sales grew 7 percent to $1.24 billion, compared with $1.16 billion in the year-ago quarter. Volume increased 8 percent, primarily driven by increased shipments in several businesses, including: home-care products in North America due to higher trade-promotion spending and new products, cat litter behind a significant product improvement, and laundry and cleaning products in Latin America due to category growth. Volume growth outpaced sales growth primarily due to the impact of higher trade-promotion spending to support brands facing competitive pressure, and product and channel mix. These factors were partially offset by the benefit of recent price increases.
Gross margin in the third quarter increased 180 basis points versus the year-ago quarter to 43.3 percent. The increase was primarily due to the benefit of continued strong cost savings, price increases and slightly favorable commodity costs. These factors were partially offset by the impact of increased trade-promotion spending and higher expenses for manufacturing and logistics, which includes diesel costs.
Net cash provided by operations in the third quarter was $172 million, compared to $138 million in the year-ago quarter. The year-over-year increase was primarily due to higher earnings and improved working capital.
Third-quarter results by business segment
Following is a summary of key third-quarter results by business segment. All comparisons are with the third quarter of fiscal 2006, unless otherwise stated.
Household Group – North America
The segment reported 5 percent sales growth, 9 percent volume growth and an 8 percent increase in pretax earnings. The segment’s volume growth was primarily driven by all-time-record shipments of Clorox® disinfecting wipes due to higher trade-promotion spending in response to competitive activity. Also contributing to volume growth were the launch of Clorox® bleach-free disinfecting cleaners, increased shipments of Armor All® auto-care products due to improved merchandising and favorable March weather, and higher shipments of STP® auto-care products behind a “saves gas” promotion. Volume growth outpaced sales growth primarily due to the impact of product and channel mix, and higher trade-promotion spending to support laundry and home-care brands facing competitive pressure. Pretax earnings reflected the benefit of higher sales and strong cost savings, partially offset by the impact of product and channel mix.

Specialty Group
The segment reported 7 percent sales growth, 6 percent volume growth and a 19 percent increase in pretax earnings. The segment delivered all-time-record shipments of Fresh Step® scoopable cat litter for the fourth consecutive quarter behind a significant product improvement, as well as higher shipments of Kingsford® charcoal products due to a product improvement, the earlier start of daylight-saving time and favorable March weather. Also contributing to volume growth were increased shipments of Glad® trash bags due to higher trade-promotion spending in response to competitive activity. Sales growth outpaced volume growth primarily due to the benefit of price increases. Pretax earnings reflected the benefit of higher sales and cost savings.
International
The segment reported 16 percent sales growth, 13 percent volume growth and a 15 percent increase in pretax earnings. Volume growth was driven by increased shipments of laundry and cleaning products in Latin America due to category growth and market share improvement. The volume growth was partially offset by lower shipments of products in Australia due to customer consolidation and increased competitive activity. Sales growth outpaced volume growth primarily due to the benefit of price increases. Pretax earnings reflected the benefit of higher sales and cost savings.
Fiscal year 2007 financial outlook
For the fourth quarter, Clorox continues to anticipate sales growth in the range of 3-5 percent. The outlook for sales growth reflects the impact of a continuing competitive environment, and the effect of poor April weather on seasonal businesses such as charcoal and auto-care products. The company now anticipates fourth-quarter diluted EPS in the range of $1.05-$1.11. The earnings outlook anticipates that gross margin will expand versus the year-ago quarter, but at a lower rate than in the third quarter due to increases in other commodities such as agricultural products like soybean oil and corn starch. The earnings outlook also reflects lower cost savings than in the third quarter. Selling and administrative expense is anticipated to decline versus the year-ago quarter, which included compensation expense related to a voluntary review of the company’s historical stock option practices, and costs related to the retirement of the former chairman and CEO from his positions. However, the financial outlook does anticipate spending associated with revitalizing recently acquired bleach businesses in Canada and Latin America. It also anticipates spending for administrative resources in support of the company’s long-term strategy, which will be introduced during its conference for the investment community in New York on May 24 (see below for more information).
For fiscal year 2007, Clorox now anticipates sales growth of about 5 percent and diluted EPS from continuing operations in the range of $3.21-$3.27. The company now anticipates the impact of the acquired bleach businesses to be neutral to earnings for the fiscal year. In addition, the fiscal 2007 outlook includes about 9 cents diluted EPS of transition and restructuring costs associated with the IT services agreement. The company’s tax rate for the fiscal year is anticipated to be in the range of 34-35 percent, versus 32 percent in fiscal 2006. The anticipated year-over-year increase in tax rate is primarily due to benefits associated with dividend repatriation in fiscal year 2006 and changes in tax contingency accruals.
Preliminary fiscal year 2008 perspective
For fiscal year 2008, the company anticipates sales growth in the range of 3-5 percent. The company anticipates a slightly negative net commodity cost impact. While Clorox expects resin costs to be favorable, costs are expected to increase for other commodities such as agricultural products. The company also anticipates further inflationary pressure in manufacturing and logistics. These factors are anticipated to be offset by cost savings. The outlook also anticipates investment in administrative resources to execute the company’s long-term strategy. Clorox will provide more details of its financial outlook for fiscal year 2008 during its conference for the investment community in New York on May 24.
For more information
Visit the Investors: Financial Results section of the company’s Web site at www.TheCloroxCompany.com for the following:
•	Definitions of financial terms used in this earnings release and on today’s conference call with the investment community (details below)

•	Supplemental volume growth information

•	Supplemental sales growth information

•	Adjusted operating profit reconciliation information
•	Supplemental balance sheet and cash flow information
•	Supplemental price-increase information
Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers.
Today’s webcast
Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s third-quarter results. The webcast can be accessed at www.TheCloroxCompany.com/investors/index.html. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.
Clorox to discuss corporate strategy in May
Clorox will host a conference for the investment community in New York on May 24, 2007. Don Knauss and members of the management team will present the company’s long-term strategy. The media and public will be able to listen to a live audio webcast of the presentation. For more details, visit the Investor Relations section of the company’s Web site at www.TheCloroxCompany.com.
The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2006 revenues of $4.6 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 7,600 employees worldwide, the company manufactures products in more than two dozen countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $66.3 million to nonprofit organizations, schools and colleges; and in fiscal 2006 alone made product donations valued at $6 million. For more information about Clorox, visit www.TheCloroxCompany.com.
Forward-looking statements
Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to, general economic and marketplace conditions and events; competitors’ actions; the company’s costs, including changes in exposure to commodity costs such as resin, diesel and chlor alkali; increases in energy costs; consumer and customer reaction to price increases; customer-specific ordering patterns and trends; the company’s actual cost performance; changes in the company’s tax rate; any future supply constraints which may affect key commodities; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; risks related to the handling and/or transportation of hazardous substances, including but not limited to chlorine; risks inherent in litigation, including the litigation relating to the cumulative charge resulting from additional stock option compensation expenses relating to prior periods; risks relating to international operations; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreement relating to the provision of information technology and related services by a third party; the success of new products; risks relating to acquisitions, mergers and divestitures; the ability of the company to successfully implement its long-term strategies; and the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies. In addition, the company’s future performance is subject to risks particular to the share exchange transaction with Henkel KGaA, the tax indemnification obligations and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management expects, or otherwise, could adversely affect the company’s earnings.
The company’s forward-looking statements in this document are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media relations	Investor relations
Dan Staublin 510-271-1622	Li-Mei Johnson 510-271-3396

Kathryn Caulfield 510-271-7209	Steve Austenfeld 510-271-2270

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended		Nine Months Ended
	3/31/2007	3/31/2006	3/31/2007	3/31/2006
Net sales	$1,241	$1,157	$3,503	$3,325
Cost of products sold	704	677	2,006	1,943

Gross profit	537	480	1,497	1,382

Selling and administrative expenses	162	140	477	445
Advertising costs	121	112	347	324
Research and development costs	26	25	79	73
Restructuring and asset impairment costs	9	—	13	1
Interest expense	28	33	86	95
Other (income) expense, net	(2)	2	(9)	2

Earnings from continuing operations before income taxes	193	168	504	442
Income taxes on continuing operations	64	58	172	141

Earnings from continuing operations	129	110	332	301

Earnings from discontinued operations	—	—	5	1

Net earnings	$129	$110	$337	$302

Earnings per common share:
Basic
Continuing operations	$0.85	$0.73	$2.20	$2.00
Discontinued operations	—	—	0.03	0.01

Basic net earnings per common share	$0.85	$0.73	$2.23	$2.01

Diluted
Continuing operations	$0.84	$0.72	$2.16	$1.97
Discontinued operations	—	—	0.03	0.01

Diluted net earnings per common share	$0.84	$0.72	$2.19	$1.98

Weighted average common shares outstanding (in thousands)
Basic	151,469	150,364	151,341	150,426
Diluted	153,970	152,905	153,822	152,771

Segment Information
(Unaudited)
Dollars in millions

				Earnings/(Losses) from Continuing
	Net Sales			Operations Before Income Taxes
	Three Months Ended		%	Three Months Ended		%
	3/31/2007	3/31/2006	Change (1)	3/31/2007	3/31/2006	Change (1)
Third Quarter

Household Group - North America	$557	$531	5%	$175	$162	8%

Specialty Group	499	466	7%	131	110	19%

International	185	160	16%	38	33	15%

Corporate	—	—	—	(151)	(137)	-10%

Total Company	$1,241	$1,157	7%	$193	$168	15%

				Earnings/(Losses) from Continuing
	Net Sales			Operations Before Income Taxes
	Nine Months Ended		%	Nine Months Ended		%
	3/31/2007	3/31/2006	Change (1)	3/31/2007	3/31/2006	Change (1)
Year To Date

Household Group - North America	$1,590	$1,550	3%	$500	$493	1%

Specialty Group	1,389	1,296	7%	347	281	23%

International	524	479	9%	106	101	5%

Corporate	—	—	—	(449)	(433)	-4%

Total Company	$3,503	$3,325	5%	$504	$442	14%

(1)	Percentages based on rounded numbers.

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	3/31/2007	6/30/2006	3/31/2006
Assets
Current assets
Cash and equivalents	$171	$192	$289
Receivables, net	426	435	386
Inventories	346	292	377
Other current assets	75	88	67

Total current assets	1,018	1,007	1,119
Property, plant and equipment, net	965	1,004	992
Goodwill	837	744	743
Trademarks and other intangible assets, net	621	604	608
Other assets	250	257	160

Total assets	$3,691	$3,616	$3,622

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Notes and loans payable	$206	$156	$466
Current maturities of long-term debt	501	152	153
Accounts payable	292	329	285
Accrued liabilities	460	474	437
Income taxes payable	24	19	36

Total current liabilities	1,483	1,130	1,377
Long-term debt	1,463	1,966	1,967
Other liabilities	556	547	638
Deferred income taxes	97	129	67

Total liabilities	3,599	3,772	4,049

Contingencies
Stockholders’ equity (deficit)
Common stock	159	250	250
Additional paid-in capital	452	397	359
Retained earnings	85	3,939	3,843
Treasury shares	(404)	(4,527)	(4,542)
Accumulated other comprehensive net losses	(200)	(215)	(337)

Stockholders’ equity (deficit)	92	(156)	(427)

Total liabilities and stockholders’ equity (deficit)	$3,691	$3,616	$3,622

Note:	During the second quarter of fiscal year 2007, Clorox retired 91 million shares of its treasury stock. As a result of the retirement, treasury stock was reduced by $4,137 and common stock and retained earnings were reduced by $91 and $4,046, respectively. There was no impact to the company’s overall equity position as a result of the retirement.

The Clorox Company
Supplemental Information – Volume Growth

	% Change vs. Prior Year
	FY06					FY07
Business Segment	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	YTD	Major Drivers of Change
Laundry / Home Care	-2%	5%	3%	-5%	0%	1%	-6%	9%	2%	Q3 increase driven by strong results in disinfecting wipes and the launch of disinfecting cleaners.
Water Filtration / Canada / Auto / PPD*	5%	0%	-15%	3%	-2%	-5%	-3%	11%	1%	Q3 growth due to strong shipments in auto behind increased merchandising and STP “Saves Gas” campaign, and Canadian bleach acquisition.

Total Household Group – North America	0%	4%	-3%	-3%	-1%	0%	-5%	9%	1%

Bags & Wraps	-7%	1%	-1%	-6%	-3%	-7%	-6%	6%	-3%	Q3 increase behind merchandising in trash and strong shipments in containers.
Litter / Food / Charcoal	3%	-2%	3%	2%	2%	1%	6%	6%	4%	Q3 growth due to strong results in cat litter behind activated carbon product improvement and strength in charcoal due to warm weather and the earlier start of daylight-saving time.

Total Specialty Group	-1%	0%	2%	0%	0%	-2%	0%	6%	1%

Total International	14%	1%	4%	6%	6%	1%	10%	13%	8%	Q3 increase driven by strong results in Latin America behind category growth and market share improvement.

Total Clorox	1%	2%	0%	-1%	1%	-1%	-1%	8%	2%

*	Professional Products Division

The Clorox Company
Supplemental Information – Sales Growth

	% Change vs. Prior Year
	FY06					FY07
Business Segment	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	YTD	Major Drivers of Change
Laundry / Home Care	1%	7%	8%	2%	4%	4%	-4%	4%	1%	Q3 increase reflects strong shipments partially offset by unfavorable mix and higher trade merchandising.
Water Filtration / Canada / Auto / PPD*	8%	5%	-4%	13%	5%	6%	1%	8%	5%	Q3 growth behind higher shipments partially offset by unfavorable currency in Canada.

Total Household Group – North America	3%	6%	4%	6%	5%	5%	-2%	5%	3%

Bags & Wraps	6%	14%	16%	6%	11%	6%	6%	3%	5%	Q3 increase due to strong shipments partially offset by higher trade merchandising.
Litter / Food / Charcoal	1%	-1%	5%	3%	2%	6%	11%	10%	9%	Q3 growth behind higher shipments and the benefit of price increases in cat litter and charcoal.

Total Specialty Group	3%	6%	9%	5%	6%	6%	8%	7%	7%

Total International	21%	6%	7%	3%	9%	4%	9%	16%	9%	Q3 sales increase driven by strong shipments and the benefit of price increases.

Total Clorox	5%	6%	7%	5%	6%	5%	3%	7%	5%

*	Professional Products Division

The Clorox Company
Adjusted Operating Profit (Unaudited) (1)
Reconciliation schedule of adjusted operating profit to earnings from continuing operations before income taxes
Dollars in millions

	Three months ended		Nine months ended
	3/31/07	3/31/06	3/31/07	3/31/06
Net sales	$1,241	$1,157	$3,503	$3,325

Gross profit	$537	$480	$1,497	$1,382

Gross margin (2)	43.3%	41.5%	42.7%	41.6%

Adjusted operating expenses (3)	$309	$277	$903	$842

Adjusted operating profit (4)	$228	$203	$594	$540
Adjusted operating profit margin (2) (4)	18.4%	17.5%	17.0%	16.2%

Restructuring and asset impairment costs	$9	$—	$13	$1
Interest expense	$28	$33	$86	$95
Other (income) expense, net	($2)	$2	($9)	$2

Earnings from continuing operations before income taxes	$193	$168	$504	$442

(1)	In accordance with SEC’s Regulation G, this schedule provides the definition of a non-GAAP measure and the reconciliation to the most closely related GAAP measure.

Management believes the presentation of adjusted operating profit and margin provides additional useful information to investors about current trends in the business. Adjusted operating profit is a component for the calculation of management incentive compensation and employee profit sharing plans.

(2)	Percentages based on rounded numbers.

(3)	Adjusted operating expenses = selling and administrative expenses, advertising costs and research and development costs.

(4)	Adjusted operating profit (a non-GAAP measure) represents earnings from continuing operations before income taxes (a GAAP measure), excluding restructuring and asset impairment costs, interest expense and other (income) expense, net, as reported in the Condensed Consolidated Statements of Earnings (Unaudited). Adjusted operating profit margin is a measure of adjusted operating profit as a percentage of net sales.

The Clorox Company
Supplemental Information – Balance Sheet
(Unaudited)
As of March 31, 2007
Working Capital Update

	Q3
	FY 2007	FY 2006	Change	Days(5)	Days(5)
	($ millions)	($ millions)	($ millions)	FY 2007	FY 2006	Change
Receivables, net	$426	$386	$40	30	30	0 days
Inventories	346	377	(31)	44	49	-5 days
Accounts payable (1)	292	285	7	36	36	0 days
Accrued liabilities	460	437	23
Total WC (2)	$71	$72	($1)
Total WC % net sales (3)	1.4%	1.6%
Avg WC (2)	$65	$59	$6
Avg WC % net sales (4)	1.3%	1.3%
•	Receivables increased primarily as a result of higher sales and price increases.

•	Inventory decreased mainly due to higher than anticipated sales and lower cost of resin.

•	Accrued liabilities increased primarily due to higher trade and marketing spending levels.
Supplemental Information – Cash Flow
(Unaudited)
As of March 31, 2007
Capital expenditures were $28 million (YTD = $96 million)
Depreciation and amortization was $48 million (YTD = $143 million)
Cash provided by operations
Net cash provided by operations in the third quarter was $172 million, compared with $138 million provided by operations in the year-ago quarter. The year-over-year increase was primarily due to higher earnings and improvements in working capital.

(1)	Days of accounts payable is calculated as follows: average accounts payable / [(cost of products sold + change in inventory) / 90].

(2)	Working capital is defined in this context as current assets minus current liabilities excluding cash and short-term debt. Total working capital is based on working capital at the end of the period. Average working capital is based on a two points average working capital.

(3)	Based on working capital at the end of the period divided by annualized net sales (current quarter net sales x 4).

(4)	Based on a two points average working capital divided by annualized net sales (current quarter net sales x 4).

(5)	Days calculations based on a two-point average.